Exhibit 1

JOINT FILING AGREEMENT

Novolink Investments Limited, RRJ Capital Master Fund I, L.P., RRJ Capital Ltd and Ong Tiong Sin, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: June 6, 2014

NOVOLINK INVESTMENTS LIMITED		RRJ CAPITAL MASTER FUND I, L.P.
		By:	RRJ Capital Ltd, its general partner

By:	/s/ Ong Tiong Sin	By:	/s/ Ong Tiong Sin
	Name: Ong Tiong Sin		Name: Ong Tiong Sin
	Title: Director		Title: Director

ONG TIONG SIN		RRJ CAPITAL LTD

By:	/s/ Ong Tiong Sin	By:	/s/ Ong Tiong Sin
Name: Ong Tiong Sin Title: Director